EXHIBIT 99.1
BOSTON SCIENTIFIC TO EXPLORE IPO OF MINORITY INTEREST
IN ITS ENDOSURGERY GROUP

Natick, MA (March 12, 2007) -- Boston Scientific Corporation (NYSE: BSX) today announced that its Board of Directors has authorized management to explore an initial public offering (IPO) of a minority interest in its Endosurgery group. An IPO would involve Boston Scientific selling approximately 20 percent of the Endosurgery group and establishing a separately traded public company. The new company would remain a majority-owned subsidiary of Boston Scientific.

The Endosurgery group consists of businesses focused on less-invasive medical devices in key markets: endoscopy, urology, gynecology and oncology. The Endosurgery group has delivered consistent revenue and earnings growth over the past eight years with a compound annual growth rate in revenues of approximately 12 percent during that period. In 2007, the Endosurgery group is expected to generate more than $1.4 billion in revenue.

Following the acquisition of Guidant Corporation in 2006 and the Company’s increased presence in the cardiovascular market, the Endosurgery businesses have been less visible to the investment community. The Company intends to explore the benefits that may be gained from operating the Endosurgery group as a separately traded public company. The benefits may include:

•	Unlocking the value of the global Endosurgery businesses for shareholders while maintaining our position as a leading diversified medical device company;

•	Improved visibility into Endosurgery growth and performance relative to comparable markets;

•	Increased management and employee focus within Endosurgery as a result of the group’s status as a separately traded public company;

•	Improved ability to attract and retain key talent to the Endosurgery businesses through equity incentives more directly aligned with the group’s performance;

•	Generation of more than $1 billion of tax-efficient funding to accelerate debt repayment.

“The Endosurgery group has a remarkably consistent record of growth and profitability, having achieved leading market shares for most of its key product lines,” said Jim Tobin, Boston Scientific President and Chief Executive Officer. “The potential IPO of a minority interest in our Endosurgery group would highlight its success and stability and create a direct investment vehicle in these specialty

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Boston Scientific Corporation / Page 2
March 12, 2007

device markets, while giving us greater financial flexibility. This action would help to achieve our goals of maximizing shareholder value by unlocking the group’s potential, while maintaining our position as a leading diversified medical device company.”

If an IPO were to take place, the Endosurgery group would continue to be fully consolidated with Boston Scientific for financial reporting purposes.

The Company hopes to complete its exploration of a potential IPO over the next six to 12 months. If a decision is made to move forward, the IPO would likely occur in late 2007 or early 2008.

Analyst Conference Call

Boston Scientific officials will be discussing this topic with analysts on a conference call today at 5:30 p.m. (ET). The Company will webcast the call to all interested parties through its website: www.bostonscientific.com. Please see the website for details on how to access the webcast or a replay of the webcast.

Boston Scientific is a worldwide developer, manufacturer and marketer of medical devices whose products are used in a broad range of interventional medical specialties. For more information, please visit: www.bostonscientific.com.

This announcement shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be a sale of any securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under applicable securities laws.

This press release contains forward-looking statements. Boston Scientific wishes to caution the reader of this press release that actual results may differ materially from those discussed in the forward-looking statements and may be adversely affected by, among other things, factors affecting the marketplace for public offerings of this type, the failure of a possible initial public offering to have the anticipated benefits to Boston Scientific, Endosurgery and their respective stockholders, risks associated with product development and commercialization, clinical trials, intellectual property, regulatory approvals, competitive offerings, integration of acquired companies, Boston Scientific’s overall business strategy, and other factors described in Boston Scientific’s filings with the Securities and Exchange Commission.

CONTACT:
Paul Donovan
508-650-8541 (office)
508-667-5165 (mobile)
Media Relations
Boston Scientific Corporation

Dan Brennan
508-650-8538 (office)
617-459-2703 (mobile)
Investor Relations
Boston Scientific Corporation